Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No May Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas April 25, 2016 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on May 5, 2016. The Trust’s distribution calculation relates to net profits and overriding royalties generated during March 2016 as provided in the conveyance of net profits and overriding royalty interest.

There were no net profits from the Developed Properties this month as lease operating expenses for the Developed Properties, including property taxes and capital expenditures, exceeded revenues by $1.3 million in March as compared to $0.5 million in February. The current month’s lease operating expenses for the Developed Properties, including property taxes, were $4.0 million compared to $2.2 million in the prior month, primarily due to $2.1 million in property tax adjustments related to reassessed values for Orcutt and Orcutt Diatomite for the tax years 2011 through 2016 which were chargeable in part to the Trust starting April 2012, partially offset by $0.3 million lower current month’s lease operating expenses. The current month’s capital expenditures for the Developed Properties of $84,000, were $0.1 million lower than the prior month. Revenues from the Developed Properties were higher by $0.7 million primarily due to higher realized prices, partially offset by slightly lower production. Average realized prices for the Developed Properties were $31.69 per Boe in March, as compared to $22.37 per Boe in February. The cumulative net profits deficit for the Developed Properties now is $2.1 million, which will be subtracted from any future net profits until the cumulative net profits deficit for the Developed Properties has been reduced to zero.

There were no net profits from the 7.5% overriding royalty on the Remaining Properties from 33 Orcutt Diatomite wells and eight Orcutt Field wells, primarily due to $1.3 million in property tax adjustments related to reassessed values for Orcutt and Orcutt Diatomite for the tax years 2011 through 2016 which were chargeable in part to the Trust starting April 2012. Average realized prices for the Remaining Properties were $29.75 per Boe in March, as compared to $19.29 per Boe in February. The cumulative net profits deficit on the Remaining Properties, including the 7.5% overriding royalty payments, is now $2.1 million, unchanged from the prior month.

The expected current month shortfall is $88,000, reflecting the monthly operating and services fee payable to PCEC, as there were no expected Trust administrative expenses and no net profits from the Developed Properties or the Remaining Properties, and no proceeds from the 7.5% overriding royalty on the Remaining Properties in March. The expected current month shortfall will be borrowed from PCEC in May 2016 and is expected to increase the cumulative shortfall to $669,000.

PCEC has agreed to loan funds to the Trust necessary to pay such expenses at an interest rate of 8.5% per annum. PCEC previously provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due.  Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. No distribution will be made to Trust unitholders until the indebtedness borrowed, including interest thereon, has been paid in full.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of March 2016:

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)
Developed Properties (a)	79,293	$31.69
Remaining Properties (b)	17,966	$29.75

(a) Crude oil sales represented 96% of sales volumes.

(b) Crude oil sales represented 100% of sales volumes .

Status of the Trust

As oil and natural gas prices continue to decline and as we are unable to predict future commodity prices with any greater precision than the futures market, it appears likely that distributions to the Trust will continue to be significantly impacted.  The Trust Agreement provides that the Trust will terminate in the event that annual proceeds received by the Trust attributable to the Conveyed Interests (as defined in the Trust Agreement), in the aggregate, are less than $2 million for each of any two consecutive years.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and   gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31,

2015 filed with the SEC on March 4, 2016, and if applicable, the Trust’s Quarterly Reports on Form 10-Q. The Trust’s Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q reports are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

919 Congress Avenue   Austin, TX 78701